[InFocus Letterhead]

EXHIBIT 99.2

Investor Relations Contacts: Kyle Ranson Chief Executive Officer InFocus Corporation (503) 685-8576	Public Relations Contact: Scott Ballantyne Chief Marketing Officer InFocus Corporation (503) 685-8923

Roger Rowe Chief Financial Officer InFocus Corporation (503) 685-8609

InFocus® Files 2005 10-K

Audit Committee Investigations Completed

WILSONVILLE, Ore., June 26, 2006 — InFocus® Corporation (Nasdaq: INFS) today announced it has filed its 2005 annual report on Form 10-K and its first quarter 2006 10-Q with the Securities and Exchange Commission. The audit committee investigations that caused the delay in the filings were completed earlier this month. During the course of these investigations, no information was discovered that requires a restatement of prior period financial statements or that evidences a material weakness in internal controls over financial reporting. With these filings, we have met the extended filing dates required for continued listing on the Nasdaq Stock Market.

The total cost to complete the investigations was approximately $2 million with approximately half of this total being incurred during the second quarter of 2006.

Investigation Results Details

In July 2005, the Company self-disclosed possible infractions of U.S. export law to the Office of Foreign Assets Control (“OFAC”) related to shipments into restricted countries by one of its foreign subsidiaries. The Audit Committee commenced an investigation and engaged independent counsel to assist with this process. The results of the independent investigation were submitted to OFAC and the Bureau of Industry and Security (“BIS”) in March 2006 for their review. Upon completion of the investigation, it was apparent that the severity of the situation was significantly less than initially thought. In June 2006, OFAC notified the Company that it was closing the matter by issuing a cautionary letter in lieu of any further enforcement action. BIS is currently in the process of conducting their review of the Company’s findings. The Company originally accrued an estimated charge of $1.6 million during the second quarter of 2005 and will make adjustments as needed upon completion of the BIS review and final resolution of this matter.

In February 2006, as part of the document review related to the OFAC investigation, written communications were reviewed that raised potential concerns regarding the effectiveness of the Company’s financial controls and policies regarding revenue recognition. After consultation with the Company’s registered independent auditors, the Audit Committee commenced an investigation and engaged independent counsel and accounting experts to assist with the investigation into this matter. In June 2006, after an extensive document review and interviewing relevant current and former employees, independent counsel issued a report to the Audit Committee concluding that the Company employs sound and appropriate revenue recognition practices and procedures. The investigation did not identify any situation that would require restatement of financial statements for any prior periods nor any material weaknesses in internal controls. After reviewing the report, the Audit Committee adopted these findings and closed the investigation.

In January 2006, the Company received an unsubstantiated anonymous communication alleging that certain persons employed by its Chinese subsidiary had engaged in improper business practices. Again, after consultation with the Company’s registered independent auditors, the Audit Committee commenced an investigation and engaged independent counsel to assist with the investigation into this matter. In June 2006, after an extensive document review and interviewing relevant current and former employees, independent counsel issued a report to the Audit Committee concluding that their was no basis for these allegations. The investigation did not identify any situation that would require restatement of financial statements of any prior periods nor any material weaknesses in internal controls. After reviewing the report, the Audit Committee adopted these findings and closed the investigation.

“It has always been our practice to comply with the letter and spirit of all applicable laws, regulations, and accounting standards related to our business,” said Roger Rowe, Chief Financial Officer. “The outcome of the investigations confirm that our revenue recognition practices are sound and that our employees take international compliance matters seriously in operating our business,” concluded Rowe.

“We are thankful that these internal investigations are complete and we can now turn our full attention to running our business and ensuring InFocus continues to be a leader in the projection industry,” stated Kyle Ranson, President and CEO.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to the outcome of investigations initiated by the Company’s audit committee. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and first quarter 2006 Form 10-Q, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, Play Big, Work Big and The Big Picture are trademarks of InFocus Corporation. “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.